SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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CENTER BANCORP, INC.
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CENTER BANCORP, INC.

Corporate Headquarters
2455 Morris Avenue
Union, New Jersey 07083
(908) 688-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY [13], 2008

To Our Shareholders:

The Annual Meeting of Shareholders of Center Bancorp, Inc. ("Center Bancorp") will be held at the Park Avenue Club, 184 Park Avenue, Florham Park, New Jersey on Tuesday, May [13], 2008, at 10:00 a.m., for the following purposes:

1. To elect three Class 3 directors, whose terms will expire in 2009 if the shareholders of Center Bancorp approve a proposal to amend Center Bancorp's Certificate of Incorporation in the manner described below, or in 2011 if the shareholders do not approve such proposal.

2. To approve an amendment to Center Bancorp's Certificate of Incorporation to eliminate the classified board.

3. To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record of Center Bancorp at the close of business on April 15, 2008 shall be entitled to notice of and to vote at the Annual Meeting. Each share of Center Bancorp's Common Stock is entitled to one vote.

Please complete, sign, date and return the accompanying proxy in the enclosed postage paid envelope at your earliest convenience.

You are cordially invited to attend the Meeting.

By Order of the Board of Directors

Anthony C. Weagley
President and CEO

Dated: April [__], 2008

CENTER BANCORP, INC.
2455 Morris Avenue, Union, New Jersey 07083

PROXY STATEMENT

We are providing this proxy statement to you in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders to be held at the Park Avenue Club, 184 Park Avenue, Florham Park, New Jersey at 10:00 a.m. on Tuesday, May [13], 2008, and any adjournments of that meeting. We are first sending copies of this proxy statement and the enclosed proxy card to our shareholders on or about April [__], 2008. Unless we indicate otherwise, all references to “we”, us” and “our” and other similar terms are references to Center Bancorp, Inc.

Only shareholders of record at the close of business on April 15, 2008, a date which we refer to as the record date, will receive notice of our annual meeting and will be entitled to vote at our annual meeting. For each matter that is presented to our shareholders at our annual meeting, you will be entitled to one vote for each share of our common stock that you own on the record date. On the record date, there were [________] shares of our common stock outstanding.

In a Schedule 13G filing made on February 14, 2008, Private Capital Management, L.P stated that it beneficially owns a total of 735,788 shares of Common Stock ([__]% of the shares outstanding as of the record date). Private Capital Management, L.P. has an address of 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108.

In a joint Schedule 13D filing made on November 26, 2007, on behalf of Seidman and Associates, LLC, Seidman Investment Partnership, LP., Seidman Investment Partnership II, LP, Broad Park Investors, LLC, Chewy Gooey Cookies, LP, Berggruen Holdings North America Ltd., LSBK06-08, LLC, Lawrence Seidman, Dennis Pollack, Harold Schechter, Raymond Vanaria and LSBK06-08, L.L.C., such persons stated that as of November 19, 2007, they beneficially owned a total of 1,359,069 shares of our common stock, representing [__]% of the shares outstanding as of the record date. Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P. and Lawrence Seidman have an address of 100 Misty Lane, Parsippany, New Jersey 07054. Mr. Seidman also has an address of 19 Veteri Place, Wayne, New Jersey 07470. Broad Park Investors, L.L.C. and Chewy Gooey Cookies, L.P. have an address of 80 Main Street, West Orange, New Jersey 07052. Berggruen Holdings North America Ltd. has an address of 1114 Avenue of the Americas, Forty First Floor, New York, New York 10036. Mr. Pollack has an address of 825 Third Avenue, New York, New York 10022. Mr. Schechter has an address listed in the Schedule 13D filing as 34 33rd Street, New York, New York 10001. Mr. Vanaria has an address of 155 North Dean Street, Englewood, New Jersey 07631.

We are not aware of any other person or entity that owned of record or beneficially more than five percent of our outstanding common stock as of the record date.

If you execute a proxy card, you may revoke your proxy at any time before it is exercised by either:

•	submitting a later dated signed proxy before the annual meeting is conducted; or

•	filing a written notice of revocation with our corporate Secretary either prior to the annual meeting or while the annual meeting is in progress but prior to the voting of your proxy: or

•	submitting a written ballot at the annual meeting.

All proxy cards that are properly executed and not revoked will be voted as specified in the proxy card.

Center Bancorp will bear the cost of soliciting proxies. In addition to our soliciting proxies by use of the mails, our officers and employees or officers or employees of our bank subsidiary may solicit proxies by telephone, telegraph or personal interview, with nominal expense to us. We will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

If holders of a majority of the outstanding shares of our common stock are present in person or by proxy, we will have a quorum, which means that we will be able to transact business at the annual meeting. The election of directors will require the affirmative vote of a plurality of the common stock represented and entitled to vote at the annual meeting. In other words, the three persons who receive the highest number of votes will be deemed elected to our Board. The proposal to approve an amendment to our Certificate of Incorporation will require the affirmative vote of a majority of the votes cast at the annual meeting by shareholders represented and entitled to vote at the annual meeting. If any other matters are submitted to shareholders at the annual meeting, such matters will be deemed “approved” if they receive the affirmative vote of a majority of the votes cast at the annual meeting by shareholders represented and entitled to vote at the annual meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the annual meeting, we will only count those votes which are cast "for" or "against". We will count abstentions and broker non-votes solely for the purpose of determining whether a quorum is present at the annual meeting.

Election of Directors

Our By-Laws provide that our Board will consist of not less than five nor more than twenty-five members. The exact number of directors is fixed and determined from time to time by resolution of the full Board or by resolution of the shareholders at any annual or special meeting. Our Board has set the number of Directors, effective as of the 2008 Annual Meeting, at 11. Our Certificate of Incorporation presently states that our directors will be divided into three classes, as nearly equal in number as possible, with each class elected on a staggered term basis, normally for a period of three years. Shorter terms are permitted when necessary in order to equalize the size of the classes. At the upcoming annual meeting, three directors in Class 3 will be elected for a three year term to end in 2011. However, if our shareholders approve the proposed amendment to our Certificate of Incorporation, the directors in Class 3 elected at our meeting will be elected for one year terms Regardless of how our shareholders vote with respect to the proposed amendment to our Certificate of Incorporation, the terms of the directors in Class 1 and Class 2 will continue until 2010 and 2009, respectively..

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. In response, Nasdaq adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, our Board has determined that the members of the Audit Committee satisfy all applicable definitions of independence. Our Board has also determined that the following members of our Board (including all members of our Nominating and Compensation Committees) satisfy the Nasdaq definition of independence: Hugo Barth III, Alexander A. Bol, Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Howard Kent, Elliot I Kramer, Paul Lomakin, Jr. (whose term of office will expire at the Annual Meeting), Harold Schechter, Herbert Schiller (whose term of office will expire at the Annual Meeting), Lawrence Seidman, William A. Thompson and Raymond Vanaria.

It is intended that the proxy cards solicited by our Board will be voted FOR (unless otherwise directed) the election of our Board’s nominees — James J. Kennedy, Howard Kent, and Elliot I. Kramer — to the Board of Directors. Center Bancorp does not contemplate that any nominee will be unable to serve as a director for any reason. Each of our Board’s nominees has agreed to serve if elected. However, in the event that one or more of our Board’s nominees should be unable to stand for election, discretionary authority is reserved to cast votes for the election of a substitute or substitutes selected by our Board of Directors and all proxies eligible to be voted for our Board's nominees will be voted for such other person or persons. Each of the nominees is currently a member of the Board of Directors of Center Bancorp and our subsidiary, Union Center National Bank (the "Bank"). Paul Lomakin and Herbert Schiller, each a longstanding member of our Board and a director in Class III, have advised us that they will decline to stand for re-election at the Annual Meeting.

The following directors have not served in his or her current occupation for at least the past five years:

•	Hugo Barth retired in 2003. Previously, he was a partner in the firm of Haeberle & Barth (funeral directors).

•
Brenda Curtis also retired in 2003. She served as the Regional Vice President of the Eastern Division of the American Cancer Society from September 2002 until her retirement in August 2003. From June 1999 until September 2002, she served as the Regional Director of the American Cancer Society. From 1982 through 1999, Ms. Curtis was the Executive Director of the Union County (N.J.) branch of the American Cancer Society.

•
James J. Kennedy became the Managing Partner of KV Solar, LLC, an energy-conservation design and installation firm, during 2006. Mr. Kennedy served as the Managing Partner of KV1 Asset Management, a hedge fund management company, from 1998 to 2005. Previously he was Senior Managing Director for Fuji Capital Markets Corporation, a derivatives-trading company, from 1990 to 1997, and was earlier a Vice-President & Trading Manager at Chemical Bank from 1984 to 1990.

•
Elliot I. Kramer has been a partner in the law firm of Fox Rothschild LLP since July 2007, when his prior law firm, Goldman & Kramer, merged with Fox Rothschild LLP. Mr. Kramer was a partner with Goldman & Kramer for more than five years prior to that merger.

•
Harold Schechter has been Vice President and Chief Financial Officer of Global Design Concepts, Inc., a mid-size importer and distributor of accessories and handbags, since 2005. From September 2004, to January 2005, Mr. Schechter was the Chief Financial Officer of Diamond Chemical Inc., a national manufacturer of housekeeping and industrial products.  Mr. Schechter served as Vice President, Chief Operating Officer and Chief Financial Officer of Creative Salon Products, an importer and distributor of beauty products, from January 2003 to October 2004, and as Vice President, Chief Operating Officer and Chief Financial Officer of William H. Ranney Associates Inc., which was also an importer and distributor of beauty products, from May 2001 to December 2002. For more than five years prior thereto, Mr. Schechter was the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Verdi Travelware Ltd./Monarch Luggage, a mid-sized importer and distributor of luggage, accessories and bags. Mr. Schechter has been a Certified Public Accountant since 1977. Mr. Schechter is a member of the Board of Directors of Jacklyn Inc.

•
Lawrence Seidman has been the manager of various investment vehicles, principally involved in the purchase and sale of publicly traded bank and thrift stocks, for more than the past 25 years. From November 1991 to December 31, 2005, he was also a consultant, President and General Counsel to Menlo Acquisition Corporation, a holding company for an environmental consulting and remediation company and a laboratory company.

•
William Thompson has been employed by Uni-Select USA (auto parts distributor) as a General Manager since April 2007. For more than five years before joining Uni-Select USA, he was the Vice President of Thompson & Co. (auto parts distributor).

As of February 29, 2008, our directors, according to information supplied by them, owned beneficially, directly or indirectly, the number of shares of our common stock set forth opposite their respective names below. All shares were held directly unless otherwise stated. Our directors have served continuously as such since the dates when they first became directors as set forth herein. The date appearing in parentheses opposite each director's name in the "Director Since" column below represents the year in which such director became a director of Union Center National Bank, our wholly owned subsidiary. Each director presently serves as a director of both Union Center National Bank and Center Bancorp.

CLASS 3 - We have set forth below certain information with respect to each director in Class 3 (each of whom has been nominated for a three year term if the shareholders do not approve the proposed amendment to our Certificate of Incorporation eliminating our classified board structure or a one year term if the shareholders approve the proposed amendment). Herbert Schiller, who is not standing for re-election, beneficially owned 59,530 shares of our Common Stock (0.45% of the outstanding shares) as of February 29, 2008. Paul Lomakin, who also is not standing for re-election, beneficially owned 157,711 shares of our Common Stock (1.20% of the outstanding shares) as of February 29, 2008.

Name	Occupation	Age	Director Since	Shares of Common Stock Held Beneficially Directly and Indirectly		Percent of Outstanding Shares

Howard Kent	Principal, Real Estate Equities Group, LLC (real estate investment and management business)	60	2008 (2008)	26,250	(a)	0.20

James J. Kennedy	Managing Partner, KV Solar, LLC (energy conservation design and installation firm) (2006-Present) See text above regarding prior years.	52	2000 (2000)	64,807		0.49

Elliot I. Kramer	Partner, Fox Rothschild LLP (law firm)	56	2008 (2008)	1,000		0.01

(a)	Direct	3,150
	Indirect	23,100 (Joint)

CLASS - 1 We have set forth below certain information with respect to each director in Class 1 (each of whom has a term that will continue until 2010 and is not subject to election at the upcoming annual meeting).

Name	Occupation	Age	Director Since	Number of Shares of Common Stock Held Beneficially Directly and Indirectly		Percent of Outstanding Shares

Brenda Curtis	Retired in 2003; see text above regarding prior years	66	1995 (1995)	56,581		0.43

Harold Schechter	Vice President and Chief Financial Officer of Global Design Concepts, Inc. (importer and distributor of accessories and handbags) (2005-Present) See text above regarding prior years.	63	2007 (2007)	2,010	(a)	0.02

Lawrence B. Seidman	Manager of investment vehicles. See text above regarding prior years.	60	2007 (2007)	1,336,408	(a)	10.18

Raymond Vanaria	Partner, Malesardi, Quackenbush, Swift & Company, LLC (accounting firm)	49	2007 (2007)	7,507	(a)	0.06

(a) See the description above regarding the 13D filing made by Mr. Seidman and others. The shares reflected in the table above for Mr. Schechter and Mr. Vanaria do not include any shares other than shares directly owned by them. The shares reflected in the table above for Mr. Seidman reflect all shares covered by the 13D filing.

CLASS 2 - We have set forth below certain information with respect to each director in Class 2 (each of whom has a term that will continue until 2009 and is not subject to election at the upcoming annual meeting).

Name	Occupation	Age	Director Since	Number of Shares of Common Stock Held Beneficially Directly and Indirectly		Percent of Outstanding Shares

Hugo Barth, III	Retired in 2003; see text above regarding prior years	65	1982 (1977)	111,988	(a)	0.85

Alexander A. Bol	Owner, Alexander A. Bol A.I.A. (architectural firm); Chairman of the Board of the Corporation and the Bank (2001-Present)	60	1994 (1994)	76,446		0.58

John J. DeLaney, Jr.	Partner, Lindabury, McCormick,Estabrook & Cooper, P.C.(successor to Cooper Rose & English, LLP) (law firm); Mayor of Morristown, New Jersey (1998-2005)	53	2006	3,920		0.03

William A. Thompson	General Manager, Uniselect USA (auto parts distributor); see text above regarding prior years	50	1994 (1994)	64,671	(b)	0.49

(a) Direct	55,897
Indirect	51,006 (wife and jointly with wife)

(b) Direct	53,435
Indirect	11,236 (wife and children)

The shares set forth in the tables above include the following number of shares subject to options exercisable by April 29, 2008: Mr. Barth, 5,085 shares; Mr. Bol, 868 shares; Ms. Curtis, 5,085 shares; Mr. DeLaney, 0 shares; Mr. Kennedy, 44,975 shares; Mr. Lomakin, 5,085 shares; Mr. Kent, 0 shares; Mr. Kramer, 0 shares; Mr. Schechter, 0 shares; Mr. Schiller, 5,085 shares; Mr. Seidman, 0 shares; Mr. Thompson, 5,085 shares; and Mr. Vanaria, 0 shares.

John J. Davis, our former president and chief executive officer, beneficially owned 0 shares of our common stock as of February 29, 2008. Anthony C. Weagley, our current president and chief executive officer, beneficially owned 28,521 shares of our common stock as of February 29, 2008, including 19,363 shares subject to options exercisable by April 29, 2008. Lori A. Wunder, one of our vice presidents, beneficially owned 14,865 shares of our common stock as of February 29, 2008, including 11,150 shares subject to options exercisable by April 29, 2008. John F. McGowan, one of our vice presidents until January 30, 2008, beneficially owned 0 shares of our common stock as of February 29, 2008, including 0 shares subject to options exercisable by April 29, 2008. Christopher Gorey, also one of our vice presidents, beneficially owned 5,037 shares of our common stock as of February 29, 2008, including 2,014 shares subject to options exercisable by April 29, 2008. As of February 29, 2008, the total number of shares of our common stock directly and beneficially owned by all of our directors and executive officers (21 persons) amounted to 2,050,897 shares or 15.6% of the common shares outstanding. In addition, as of February 29, 2008, the total number of shares of our common stock directly and beneficially owned by officers of Union Center National Bank (and not Center Bancorp) amounted to 23,617 shares or 0.18% of the common shares outstanding. Information provided with respect to Messrs. Davis and McGowan are provided to the best of our knowledge, as neither of those individuals are currently employed by, or otherwise associated with, Center Bancorp.

There is no family relationship, by blood, marriage or adoption, between any of the foregoing Directors and any other officer, director or employee of Center Bancorp or Union Center National Bank.

Our Board’s Compensation Committee consists of Alexander A. Bol (Chairman), Hugo Barth III, Brenda Curtis, John J. DeLaney, Jr., Lawrence B. Seidman and William A. Thompson. The Compensation Committee is charged with recommending to our full Board the compensation of the chief executive officer and the compensation of all of our other officers. The chief executive officer does not participate in deliberations regarding his own compensation, but does participate in deliberations regarding the compensation of the other officers. The Compensation Committee also administers our equity compensation plans, other than plans intended solely for the benefit of non-employee directors.

Our Board's Audit Committee consists of Raymond Vanaria (Chairman), James J. Kennedy, Elliot I. Kramer, Harold Schechter and William Thompson. The Audit Committee has been established by our Board of Directors for the purpose of overseeing the accounting and financial reporting processes of Center Bancorp and audits of our financial statements and has responsibility for monitoring our financial reporting systems, reviewing our financial statements, hiring and discharging our independent accountants and supervising the relationship between Center Bancorp and our independent accountants.

Our Board’s Nominating Committee consists of Alexander A. Bol (Chairman), Hugo Barth, III, Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Howard Kent, Elliot Kramer, Paul Lomakin, Harold Schechter, Herbert Schiller, Lawrence Seidman, William A. Thompson and Raymond Vanaria. For additional information regarding the Nominating Committee, see "Nominating Committee Matters".

Our Board’s Executive Committee consists of Alexander A. Bol (Chairman), Hugo Barth, III, Brenda Curtis, John J. DeLaney, Jr., James J. Kennedy, Howard Kent, Elliot Kramer, Paul Lomakin, Harold Schechter, Herbert Schiller, Lawrence Seidman, William A. Thompson and Raymond Vanaria. The Executive Committee generally performs the functions of the full Board for determinations requiring the vote solely of independent directors.

During 2007, the Compensation Committee met nine times, the Audit Committee met five times, the Nominating Committee met two times, the Executive Committee met two times and our Board of Directors met nineteen times. All directors attended at least 75% of the Board and committee meetings that they were required to attend.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

General

As part of the SEC’s revised executive compensation disclosure package, the SEC requires that issuers provide a “Compensation Disclosure and Analysis” in which issuers explain the material elements of their compensation of executive officers by describing the following:

•	the objectives of the issuer’s compensation programs;
•	the conduct that the compensation programs are designed to reward;
•	the elements of the compensation program;
•	the rationale for each of the elements of the compensation program;
•	how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and
•	how each element and the issuer’s decisions regarding that element fit into the issuer’s overall compensation objectives and affect decisions regarding other elements of the compensation program

Our compensation philosophy is dictated by the Compensation Committee of our Board of Directors. The duties and responsibilities of the Compensation Committee, which consists entirely of independent directors of the Board, are to:

•	oversee the investments of our 401(k) plan and qualified pension plan;
•	provide guidance regarding the design of our employee benefit plans;
•	establish the compensation of our chief executive officer, subject to the terms of his employment agreement;
•	with input from our chief executive officer, establish or recommend to our Board the compensation of our other executive officers, subject to the terms of any existing employment agreements; and
•	monitor our overall compensation policies and employee benefit plans.

Historically, our chief executive officer and our senior vice president and director of human resources, have participated in determinations regarding the compensation and design of our benefit programs for all employees, but did not participate in setting their own compensation. On August 23, 2007, John J. Davis retired from his position as president and chief executive officer and on August 24, 2007 Charles E. Nunn, Jr. resigned from his potion as senior vice president and director of human resources. Anthony C. Weagley, in his capacity first as our acting president, and then as our president, has participated in compensation meetings since assuming the responsibilities of president of Center Bancorp.

Our Compensation Objectives and the Focus of Our Compensation Rewards

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to incent them to perform in a manner that maximizes our corporate performance. Accordingly, we have sought to structure our executive compensation with a focus on pay-for-performance. We seek to offer executive compensation programs that align each individual’s financial incentives with our strategic direction and corporate values.

We view executive compensation as having three key elements:

•	a current cash compensation program consisting of salary and cash bonus incentives;
•	long-term equity incentives reflected in grants of stock options and/or restricted stock; and
•	other executive retirement benefits and perquisites.

These programs aim to provide our executives with an overall compensation package that is competitive with comparable financial institutions, and aligns individual performance with our long-term business objectives.

We annually review our mix of short term performance incentives versus longer term incentives, and incorporate in our compensation reviews the data from studies performed as to appropriate competitive levels of compensation and benefits. We do not have set percentages of short term versus long term incentives. Instead, we look to provide a reasonable balance of those incentives.

We also periodically “benchmark” our compensation programs to industry available databases and to a peer group. The process has involved hiring independent compensation consulting firms to perform studies that employ the following processes:

•	Gathering data from industry specific global and regional compensation databases based upon company size for each executive position.
•	Determining an appropriate peer group of financial institutions based upon similar size and geography.
•	Developing data points for salary and total cash compensation comparisons and equity opportunities.
•	Averaging peer group and database statistics together to produce a relevant “market” at the data points for salary, total cash compensation and equity and comparing our positions to the “market” data.
•	Evaluating other compensation components, including executive benefits as compared to competitive standards.
•	Comparing our compensation levels to the “market” and determining our relative positioning for competitiveness as to salary, total cash compensation and non-cash compensation.

We did not engage in any benchmarking analyses during 2007.

In 2005, the IFM Group, an independent compensation consulting firm, was retained to benchmark our executive officer stock grants utilizing a peer group of six other financial institutions ranging in asset size from $900 million to $2.1 billion dollars. The peer group averaged $1.36 billion in assets versus our size at the time of approximately $1.0 billion in assets. The six financial institutions that comprised the peer group were Lakeland Bancorp, Ocean First Financial, Interchange Financial Services Corp, Greater Community Bancorp, Peapack-Gladstone Financial Corp and Synergy Financial Group. Each peer group financial institution was also selected because of its geographic proximity to us. The results of that study indicated that our option grants were below the peer group average of grants provided to the five highest paid executives and that the excercisable/unexcercisable value of the in-the-money options held by our five highest paid officers was below market.

In 2005 and 2006, Clark Consulting, another independent compensation consulting firm, also performed benchmarking studies with respect to our cash and equity compensation at the executive officer level. We retained Clark Consulting to assist in providing market assessments of officer pay as well as establishing peer group criteria for us. The salary, total cash and equity compensation of our executive officers were compared to corresponding data points of the peer group.

Although we gain considerable knowledge about the competitiveness of our compensation programs through the benchmarking process and by conducting periodic studies, we recognize that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. We believe that the combination of executive compensation programs that we provide fulfill our objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. We also believe that our incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing us to maintain controls over our compensation costs.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our shareholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward good performance on an annual basis in the form of bonus compensation to reward superior performance against specific short-term goals. We provide non-cash compensation to reward superior performance against specific objectives and long-term strategic goals. Our compensation package for 2007 for the executive officers named in the summary compensation table below ranged, as a percentage of total compensation, from 11% to 73% in cash compensation and 89% to 27% in non-cash compensation, including benefits and equity-related awards.

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers.

Salary. While consolidation continues within the banking industry, and recent experience continues to demonstrate that there remains a limited supply of qualified experienced executives, we believe that it is important that we retain a competitive salary structure in order to retain the existing qualified officers and maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives in the industry and at similarly size institutions. We maintain salary guidelines for our executive officers as part of a structured salary pay scale that is reviewed periodically based upon industry standards developed through studies by independent compensation consulting firms engaged by our Compensation Committee for that purpose. We believe that a key objective of our salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into effect performance as well as seniority.

The officers named in our summary compensation table below - referred to in this proxy statement as our “Named Officers” - who continue to serve as executive officers of Center Bancorp each are parties to employment agreements that establish base salary levels. From year-to-year, the Named Officers’ salary levels may be increased, but may not be decreased, under these employment agreements. Other executive officers are employed at will but have a change in control agreement that provides for additional compensation in the event of certain business combinations.

Short-Term Incentive Compensation. We maintain an Annual Incentive Plan, which we refer to as our “AIP”. Our AIP is designed to motivate the plan participants and to correlate total cash compensation to performance in a manner designed to provide meaningful incentives for executive officers in general and to provide competitive levels of total cash compensation. Under the terms of the AIP, our officers are eligible to receive incentive pay for performance. For our former chief executive officer, John J. Davis, performance goals related solely to the performance of Center Bancorp and our subsidiaries. Our new chief executive officer, Anthony Weagley, will be evaluated in a similar manner. For all other participants, goals relate both to individual performance and overall corporate performance. Individual performance goals vary by officer job function and are adjusted each year based upon our tactical and strategic objectives. The extent to which we achieve our corporate goals, and profitability as compared to budget, are factors considered in the corporate performance portion of our AIP.

The targeted incentive performance levels under our AIP are established after consideration of industry practices and norms gathered from our periodic benchmarking studies. For 2007, targeted awards as a percentage of salary were: for the chief executive officer: 30%, senior vice presidents: 20%, vice presidents: 15%, and assistant vice presidents and assistant cashiers: 10%. Based upon actual performance, up to 140% of the targeted award percentage may be achieved. An individual must have at least a satisfactory performance appraisal in order to be eligible for an incentive award. Because our 2007 financial results were not at projected 2007 plan levels, a determination was made by our Board not to pay any incentive bonuses under our AIP in 2007, nor to issue any equity awards for 2007 results.

Long-Term Incentive Compensation. We provide long-term incentives to the Named Officers through our stock incentive plans. Throughout 2007, our Named Officers were eligible to participate in our 1999 Employee Stock Incentive Plan. We refer to that plan as our “1999 Stock Plan”. From time to time, the Compensation Committee has granted stock options and/or restricted stock awards to our executive officers. Stock options have been granted at an exercise price equal to the then current market price of the Common Stock. Options and restricted stock awards under the Stock Plan are granted on an ad hoc basis taking into account financial performance and results. Options were last granted in 2005 to executive officers (other than Mr. Davis), while restricted stock grants were awarded to Mr. Davis in 2001, 2002, 2003 and 2005. As a result of a benchmarking study performed in September 2005 by IFM Group indicating that equity holdings by our executives were well below peer banks, IFM Group recommended that fully-vested options be granted at that time to our chief executive officer and other senior executives to bring their equity incentives closer to that of our peers. Acting on that recommendation, fully vested options were granted in October 2005 to Mr. Davis and our senior executive officers. No options were granted in 2006 or 2007.

In 2006, our Board established the Center Bank Open Market Share Purchase Incentive Plan, which we refer to as the “PIP”. We established the PIP in order to encourage ownership and retention of our Common Stock by our executive officers. Under the PIP, any executive officer who applies up to 50% of his or her cash bonus to the purchase of our Common Stock in the open market will receive an additional cash amount to cover the Federal, State or local income taxes on the portion of the bonus used to make these purchases. To be eligible for the bonus, the purchased shares must be held by the executive officer for at least 30 days. Since no cash bonuses were paid to the Named Officers during 2006 or 2007, no cash payments were made pursuant to the PIP in 2006 or 2007.

Other Elements of Compensation for Executive Officers. In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) and defined benefit pension plans, executive life insurance, long-term care insurance and automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table. In addition, we maintain a supplemental savings plan that allows participating executives to receive “matching” contributions that would have been provided by our 401(k) plan if not for certain IRS limits on the amounts that they may otherwise earn under our 401(k) Plan and a deferred compensation plan under which we may, but are not required to, credit deferred compensation accounts of participants from time to time based on the participant performance and the operating profit of Center Bancorp and our subsidiaries. We also maintained a supplemental pension plan for Mr. Davis to replace the pension benefits that he would have earned under our qualified pension plan if not for certain IRS limitations. We have not afforded that benefit to any other executive officer. Details about the deferred compensation plan and supplemental 401(k) and pension benefits can be found in the narratives accompanying the Pension Benefits Table and the Nonqualified Deferred Compensation Table in this proxy statement.

Employment Agreements

As noted above, for many years we have had employment agreements with Mr. Davis and with several of our executive officers, including Anthony C. Weagley, Lori A. Wunder and John F. McGowan. Jack Davis’ agreement, which together with the employment agreements for certain other senior vice presidents are described in further detail elsewhere in this proxy statement, contained renewal provisions that, in effect, assured Mr. Davis of at least three years' notice of termination in the absence of a "Change in Control Event" (defined as the acquisition by a third party of a majority of the voting stock or substantially all of the assets of Center Bancorp or Union Center National Bank or a change in the composition of our Board of Directors such that a majority of the members of the Board as of the date of the agreement no longer serve on the Board) and five years' notice of termination in connection with a Change in Control Event. Under Mr. Davis' employment agreement in effect prior to the amendments described below, if Mr. Davis’ employment had been involuntarily terminated without cause, or if he were to have resigned for “good reason” within 180 days after a material adverse change in his duties or title, a material breach of the employment agreement by us, or a Change in Control Event, then he would have been entitled to a lump sum payment of the salary, bonus and benefits that he would have earned for the balance of the term.

In 2004, our Compensation Committee concluded that it would be appropriate, on a periodic basis, to evaluate the renewal status of the employment agreements of our senior executive officers. In performing that analysis, and mindful of the expanded executive compensation disclosure requirements implemented by the SEC during 2006, our Compensation Committee undertook a thorough review of Mr. Davis’ employment agreement and the employment agreements of our senior vice presidents during the fourth quarter of 2006 and the first quarter of 2007. IFM Group and Clark Consulting advised our Compensation Committee that the five year renewal period triggered under Mr. Davis’ employment agreement in the event of a Change in Control Event was a longer period than the periods utilized in change in control arrangements for most financial institutions. Acting on information from IFM Group and Clark Consulting that change in control severance and benefits that are based on a three times multiple is common for financial institutions, the Compensation Committee sought, and Mr. Davis agreed, to change his employment agreement to reduce the multiplier for purposes of determining his severance and benefits triggered by a termination of employment following a Change in Control Event from five to three. In connection with that change, our Compensation Committee accepted Mr. Davis’ request to change the term of his agreement to a fixed period ending on December 31, 2012, as opposed to a term that automatically extends each year. In recommending the extension of the term of Mr. Davis’ employment agreement until December 31, 2012 to our Board, the Compensation Committee noted that the severance amounts and benefits that would be payable to Mr. Davis if his employment were terminated earlier would still be based on a multiple of three (as was already the case under Mr. Davis’ employment agreement) even if there were more than three years remaining in the term of his agreement at the time of his termination.

Under Mr. Davis' prior agreement, we estimate that he would have been entitled (taking into account “gross-up payments) to an amount in excess of $3.6 million had he terminated employment during 2006 in connection with a Change in Control Event. As detailed elsewhere herein, payments actually made to Mr. Davis upon termination of his employment in 2007 amounted to $1,575,995. In addition, under Mr. Davis' prior employment agreement, a significant portion of the payments that would have been made to Mr. Davis as a result of a Change in Control Event would have been non-deductible to us for federal income tax purposes. Had Mr. Davis' employment terminated during 2006 in connection with a Change in Control Event, we estimate that the value of this lost tax deduction would have amounted to more than $1.0 million dollars

In connection with the review of, and resulting changes to, Mr. Davis’ employment agreement, our Compensation Committee also approved an extension of the term of each of the employment agreements with Mr. Weagley, Ms. Wunder and Mr. McGowan through December 31, 2009, subject to renewal on the same terms as previously provided by their employment agreements. Although the terms of these agreements were extended until December 31, 2009, the multiple for determining the amount of severance and benefits that the executive would be entitled to receive in the event of a termination without cause or a resignation for “good reason” was limited by our Compensation Committee to two, even if termination of the executive’s employment occurs when there is more than two years remaining in the term. If, however, the executive’s employment is terminated or he or she resigns for “good reason” following a Change in Control Event, then the multiple for determining severance pay and benefits will be three (as was previously provided by the employment agreements). We made similar changes in employment agreements for two other executive officers who are not Named Officers.

In 2008, we further amended Mr. Weagley's employment agreement. Mr. Weagley's new employment agreement revises the compensation structure upon termination of employment and eliminates a gross-up provision which could have added substantial expense in the event that the payment of benefits upon termination were to involve so-called "excess parachute payments".

Our Compensation Committee has expressed an intention not to enter into formal employment agreements with newly hired or promoted senior vice presidents. Instead, the Compensation Committee has expressed a desire to enter into change in control agreements with new senior vice presidents. Such agreements generally provide for enhanced compensation in the event that a change in control occurs while the applicable executive officer is employed by Center Bancorp.

In March 2008, our Board designated Richard Abrahamian as our new Chief Financial Officer. Acting on the recommendation of our Compensation Committee, in March 2008 our Board of Directors authorized us to enter into a change in control agreement with Mr. Abrahamian.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, stock options granted under our 1999 Stock Plan are not subject to the limitations of Section 162(m). However, restricted stock awards under our 1999 Stock Plan generally will not be treated as performance-based compensation. Restricted stock award grants made to date under the 1999 Stock Plan have not been at levels that, together with other compensation, approached the $1,000,000 limit. Also, since we retain discretion over bonuses under the AIP, those bonuses also will not qualify for the exemption for performance-based compensation. The Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements. We have been engaged in a process of reviewing and modifying our deferred compensation arrangements since the enactment of Section 409A in 2004 in order to remain compliant with provisional guidance issued by the Internal Revenue Service under Section 409A. During 2006, the Compensation Committee received a report from outside counsel and its compensation consultants addressing the impact of Section 409A on our deferred compensation arrangements. It is expected that, once the IRS issues final guidance under Section 409A, conforming changes to our deferred compensation arrangements will be finalized and presented to our Board for approval.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the years ended December 31, 2006 and 2007, a summary of the compensation earned by John J. Davis, Anthony C. Weagley, and our three other most highly compensated executive officers who were employed by Center Bancorp as of December 31, 2007. Mr. Davis served as our chief executive officer during 2006 and from January 1, 2007 through August 23, 2007. Mr. Weagley served as our chief financial officer throughout 2006 and 2007 and as our chief executive officer from August 23, 2007 throughout the balance of 2007. We refer to the executive officers named in this table as the “Named Officers”, we refer to Center Bancorp as “Center” and we refer to Union Center National Bank as “UCNB”

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary ($) (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (c)	All Other Compensation ($) (d)	Total ($) (e)
John J. Davis, President and Chief Executive Officer of Center and UCNB (Mr. Davis retired on August 23, 2007)	2007 2006	240,400 360,600	252,631 276,342	1,618,541 68,268	2,111,572 705,210

Anthony C. Weagley
Vice President and
Treasurer of Center and Sr. Vice
President and
Cashier of UCNB (Mr. Weagley also served as president and chief executive officer from August 23, 2007 though the balance of the calendar year)
	2007 2006	195,312 187,500	16,089 25,875	30,495 32,636	241,896 246,011

Lori A. Wunder Vice President of Center and Senior Vice President of UCNB	2007 2006	125,000 125,000	15,674 15,808	30,540 32,502	171,214 173,310

John F. McGowan Vice President of Center and Senior Vice President of UCNB (a)	2007 2006	116,000 116,000	32,910 45,238	37,442 40,181	186,352 201,419

Christopher Gorey, Vice President of Center and Senior Vice President of UCNB (b)	2007 2006	110,000 90,000	17,441 19,647	34,180 9,809	161,621 119,456

(a) Mr. McGowan's employment with Center Bancorp and Union Center National Bank was terminated on January 30, 2008.

(b) Mr. Gorey joined Center Bancorp and Union Center National Bank on July 27,1998 and first became an executive officer on September 1, 2006.

For us, 2007 and 2006 were difficult years. Our net interest margin was adversely impacted by the interest rate environment that prevailed throughout 2006 and 2007. Accordingly, we did not pay bonuses to any of the Named Officers for performance during 2006 or 2007 and we did not grant stock awards or stock options to any of the Named Officers during 2006 or 2007. Furthermore, the Named Officers did not receive any compensation from non-equity incentive plans with respect to performance during 2006 or 2007. Bonuses which were paid during 2006 for 2005 performance and which were included in our compensation table two years ago are not included in the table above.

In the table above:

•
when we refer to changes in pension values in column "c" above, we are referring to the aggregate change in the present value of the Named Officer’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2005 year-end financial statements to the measurement date used for preparing our 2006 year-end financial statements (in the case of our 2006 compensation) or from the measurement date used for preparing our 2006 year-end financial statements to the measurement date used for preparing our 2007 year-end financial statements (in the case of our 2007 compensation); for Mr. Davis, the amounts in column "c" of the table consist of a $94,238 change in value under the Union Center National Bank Pension Plan and a $182,104 change in value under the Union Center National Bank Benefit Equalization Plan for 2006 and a $108,251 change in value under the Union Center National Bank Pension Plan and a $144,380 change in value under the Union Center National Bank Benefit Equalization Plan for 2007; for Mr. Weagley, Ms. Wunder, Mr. McGowan and Mr. Gorey, the amounts in column "c" above relate solely to changes in value under the Union Center National Bank Pension Plan;

•
the Named Officers did not receive any nonqualified deferred compensation earnings during 2006 or 2007; when we refer to “nonqualified deferred compensation earnings” in this table, we are referring to above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, such as earnings on a nonqualified defined contribution plan;

•	“all other compensation” in column "d" above includes the following:

• for Mr. Davis: (i) for 2007: $1,575,995 in connection with the termination of Mr. Davis' employment on August 23, 2007 (calculated as follows: three times Mr. Davis’ salary (($1,081,000), three times Mr. Davis’ largest bonus ($314,976), a 401(k) match ($19,800), Mr. Davis’ SEP balance ($89,630) and a SOPP payment of $69,7890, $8,356 representing premium expense for supplemental long-term disability insurance, $12,228 representing premium payments with respect to long-term care insurance, $15,212 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Mr. Davis and $6,750 representing matching payments that we made under our 401(k) plan), and (ii) for 2006: $14,649 representing expense with respect to an automobile allowance, $706 for car telephone expense, $13,506 representing tax gross-up payments with respect to fringe benefits, $12,408 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Mr. Davis, $6,600 representing matching payments that we made under our 401(k) plan, $8,356 representing expense for supplemental long-term disability insurance premium and $12,228 representing premium payments with respect to long-term care insurance.

• for Mr. Weagley: (i) for 2007: $4,494 representing premium payments with respect to long-term care insurance, $15,157 representing expense with respect to an automobile allowance, $6,283 representing tax payments with respect to fringe benefits, $3,125 representing matching payments that we made under our 401 (k) plan, and $1,436 representing premiums for group term-life insurance and bank-owned life insurance; and (ii) for 2006: $14,176 representing expense with respect to an automobile allowance, $10,222 representing tax gross-up payments with respect to fringe benefits, $1,400 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Mr. Weagley, $2,344 representing matching payments that we made under our 401(k) plan and $4,494 representing premium payments with respect to long-term care insurance.

• for Ms. Wunder: (i) for 2007: $7,997 representing premium payments with respect to long-term care insurance, $14,347 representing expense with respect to an automobile allowance, $5,229 representing tax payments with respect to fringe benefits, $2,344 representing matching payments that we made under our 401 (k) plan, and $623 representing premiums for group term-life insurance and bank-owned life insurance; and (ii) for 2006: $13,910 representing expense with respect to an automobile allowance, $8,072 representing tax gross-up payments with respect to fringe benefits, $648 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Ms. Wunder, $1,875 representing matching payments that we made under our 401(k) plan and $7,997 representing premium payments with respect to long-term care insurance.

• for Mr. McGowan: (i) for 2007 $10,477 representing premium payments with respect to long-term care insurance, $14,241 representing expense with respect to an automobile allowance, $5,191 representing tax payments with respect to fringe benefits, $4,350 representing matching payments that we made under our 401 (k) plan, and $3,183 representing premiums for group term-life insurance and bank-owned life insurance, and (ii) for 2006: $14,259 representing expense with respect to an automobile allowance, $175 for club membership fees, $8,488 representing tax gross-up payments with respect to fringe benefits, $3,302 representing premium payments with respect to group term life insurance and bank-owned life insurance for the benefit of Mr. McGowan, $3,480 representing matching payments that we made under our 401(k) plan and $10,477 representing premium payments with respect to long-term care insurance; and

• for Mr. Gorey: (i) for 2007: $12,348 representing premium payments with respect to long-term care insurance, $12,501 representing expense with respect to an automobile allowance, $4,557 representing tax payments with respect to fringe benefits, $3,850 representing matching payments that we made under our 401 (k) plan, and $924 representing premium for group term-life insurance and bank-owned life insurance; and (ii) for 2006: $4,136 representing expense with respect to an automobile allowance, $2,372 representing tax gross-up payments with respect to fringe benefits, $826 representing premium payments with respect to group term life insurance and bank-owned life insurance, and $2,475 representing matching payments that we made under our 401(k) plan.

•
“all other compensation” does not include our contributions under our Savings Equalization Plan or our Senior Officers Protection Plan, both of which are non-qualified deferred compensation plans; for information regarding such contributions, see the “Nonqualifed Deferred Compensation” table presented elsewhere in this proxy statement.

Grants of Plan-Based Awards

During 2007, our Named Officers did not receive any awards under any equity incentive plan or non-equity incentive plan.

Outstanding Equity Awards at December 31, 2007

The following table sets forth, for each of the Named Officers, information regarding stock options outstanding at December 31, 2007. As of that date, all stock options held by the Named Officers were fully vested and the Named Officers held no outstanding stock awards.

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)
John J. Davis	0	—	—

Anthony C. Weagley	5,137 4,631 9,595	6.07 8.97 10.64	6/17/2009 6/20/2012 10/19/2015

Lori A. Wunder	4,631 6,519	8.97 10.64	6/20/2012 10/19/2015

John F. McGowan	6,918 4,631 6,108	6.07 8.97 10.64	6/17/2009 6/20/2012 10/19/2015

Christopher Gorey	2,014	6.07	6/17/2009

In the table above, we are disclosing:

•	in column "b", the number of shares of our common stock underlying unexercised stock options that were exercisable as of December 31, 2007; and

•	in columns "c" and "d", respectively, the exercise price and expiration date for each stock option that was outstanding as of December 31, 2007.

Options Exercises and Stock Vested

None of the Named Officers held any stock awards that vested during 2007.

The following table sets forth, for each of the Named Officers, information regarding stock options exercised during 2007. The phrase “value realized on exercise” represents the number of shares of common stock set forth in column "b" multiplied by the difference between the market price of our common stock on the date of exercise and the Named Officer’s exercise price.

	Option Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)
John J. Davis	2,900 10,025 1,700 3,193 4,600 1,500 2,000 2,079 500	5,162 17,845 2,431 4,726 7,610 2,475 3,300 3,493 875

Anthony C. Weagley	0	—

Lori A. Wunder	6,422	37,890

John F. McGowan	0	—

Christopher Gorey	750	4,395

Pension Benefits

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Officer’s retirement. Those plans are summarized below the following table. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
John J. Davis	Union Center National Bank Pension Plan Trust	30	$1,007,657	$13,961

John J. Davis	Union Center National Bank Benefit Equalization Plan	30	$1,680,921	$25,934

Anthony C. Weagley	Union Center National Bank Pension Plan Trust	23	$183,568	$0

Lori A. Wunder	Union Center National Bank Pension Plan Trust	12	$101,973	$0

John F. McGowan	Union Center National Bank Pension Plan Trust	12	$289,917	$0

Christopher Gorey	Union Center National Bank Pension Plan Trust	9	$87,708	$0

In the table above:

•
we have determined the years of credited service based on the same pension plan measurement date that we used in preparing our audited financial statements for the year ended December 31, 2007; we refer to that date as the “Plan Measurement Date”;

•
when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date;

•	the present value of accumulated benefits shown in the table above have been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2007; and

•	column "e" refers to the dollar amount of payments and benefits actually paid or otherwise provided to the Named Officer during 2007 under our pension plans.

The Union Center National Bank Pension Trust - which we refer to as the “Pension Plan” - is intended to be a tax-qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Pension Plan, which has been in effect since March 15, 1950, generally covers employees of Union Center National Bank and the Center Bancorp who have attained age 21 and completed one year of service. The normal retirement (age 65) pension payable under the Pension Plan is generally equal to 44% of a participant’s highest average compensation over a 5-year period. Compensation means a participant’s W-2 wages, increased by certain reductions such as 401(k) contributions. The normal retirement benefit is proportionately reduced if a participant has less than 25 years of service at age 65. Mr. Davis is currently the only Named Officer eligible to retire with a normal retirement pension. As of November 1, 2007, Mr. Davis was entitled to receive a pension under the Pension Plan of $6,980 per month, payable for life.

A participant may retire before or after age 65. A participant will qualify for immediate commencement of an early retirement pension if he or she retires after attaining age 60 and completing at least six years of service. A participant who completes five years of service is entitled to a vested pension commencing at normal retirement age or after meeting the early retirement requirements. Early retirement and vested pension benefits are calculated in the same manner as a normal retirement pension, but are multiplied by a fraction the numerator of which is the participant’s years of service and the denominator of which is the number of years of service the participant would have accumulated through normal retirement. Benefits payable prior to normal retirement are also subject to adjustment for actuarial equivalence, using age and interest factors specified by the Pension Plan. Mr. McGowan is the only Named Officer not eligible for normal retirement who is currently eligible for an early retirement pension under the Pension Plan. As of December 31, 2007, Mr. McGowan’s accrued normal retirement pension, payable for life commencing at age 65, was approximately $2,864 per month. Mr. McGowan’s accrued early retirement pension benefit as of December 31, 2007 was approximately $2,018 per month, payable for life.

Pension Plan benefits are generally payable in the form of a life annuity or a joint and survivor annuity. However, a participant may elect to receive his or her pension in a lump sum. All forms of benefit are actuarially equivalent to a single life annuity form.

We also administer the Union Center National Bank Benefit Equalization Plan, or “BEP”. The “BEP” is a nonqualified, unfunded supplemental retirement plan, which is designed to replace the benefits that cannot be provided under the terms of the Pension Plan solely due to certain compensation and benefit limits placed on tax-qualified pension plans under the Internal Revenue Code. For example, for 2007, the maximum amount of compensation that may be taken into account under the Pension Plan was $225,000 and the maximum annual benefit that may be provided by a tax-qualified pension plan, beginning at age 62, was $180,000. The BEP supplements the Pension Plan by providing any benefits that cannot be provided under the Pension Plan due to these limitations. Coverage under the BEP is limited to selected officers of Union Center National Bank. As of September 30, 2007, when benefits under the BEP were frozen, John J. Davis was the only participant in the BEP. To set aside funds to help meet its obligations under the BEP, Union Center National Bank established a trust as of July 1, 1997. Union Center National Bank may contribute funds to this trust from time to time. The trust funds, which are subject to the claims of Union Center National Bank’s creditors in certain circumstances, will be held in trust until paid to plan participants and their beneficiaries in accordance with the terms of the BEP.

Nonqualified Deferred Compensation

The following table sets forth, for each of the Named Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified. The applicable plans are described below the table.

Name (a)	Executive Contributions in 2007 ($) (b)	Registrant Contributions in 2007 ($) (c)		Aggregate Earnings in 2007 ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)		Aggregate Balance at December 31, 2007 ($) (f)
John J. Davis	(1) SEP 0 (2) SOPP 0	$ $	1,169 14,949	$ $	1,338 0	$ $	0 89,630	$ $	0 0

Anthony C. Weagley	0		$2,568		$0		$0		$0

Lori A. Wunder	0		$736		$0		$0		$0

John F. McGowan	0		$2,762		$0		$0		$0

Christopher Gorey	0		$0		$0		$0		$0

(1) Mr. Davis was the only participant in the SEP. Contributions under the SEP were discontinued as of August 31, 2007. At December 31, 2007, the balance in Mr. Davis' account was zero. Payments of $ 89,630 were made to Mr. Davis during 2007.

(2) The SOPP Plan was terminated on June 30, 2007. The distribution in the table above represents a payment made to Mr. Davis All other dollar amounts represent participation in the SOPP for the Named Officers. Since the SOPP Plan terminated on June 30, 2007, there is a zero balance at year end 2007 for each Named Officer's account.

The balances for the SOPP as of the June 30, 2007 termination date are:

Davis	$107,082
Weagley	$22,907
Wunder	$1,508
McGowan	$19,061
Gorey	$0

In the table above:

•
“registrant contributions in 2007” in column "c" for Mr. Davis represents $1,169 in contributions under the Union Center National Bank Savings Equalization Plan (described below) and $14,949 in contributions under the Union Center National Bank Senior Officers Protection Plan or “SOPP” (described below). For each other Named Officer, the amounts in column "c" represent solely contributions under the SOPP;

•	when we refer to the term “earnings” in column "d", we are referring to the aggregate interest or other earnings accrued to the Named Officer’s account during 2007;

•	the amounts included in columns "c" and "d" of this table are not included in the Summary Compensation Table set forth above; and

•	the amounts included in column "f" of this table were not included in our Summary Compensation Table in prior years’ proxy statements.

The Union Center National Bank Savings Equalization Plan, or SEP, is a nonqualified, unfunded plan, under which accounts of participating officers are credited with the amount of 401(k) and matching contributions that would have made under our tax-qualified 401(k) plan by and on behalf of a covered officer but for Code limitations applicable to the 401(k) Plan. The maximum amount that may be credited to a participant’s account under the SEP each year is limited to two-times the amount of 401(k) contributions that are permitted by the Code for the year (for the year ended December 31, 2007, a total of $31,000.)

The Union Center National Bank Senior Officers Protection Plan, or SOPP, is a nonqualified, unfunded plan of deferred compensation that was established effective December 31, 2003 to replace the split-dollar life insurance arrangements that we had in place for certain of our officers prior to that time. We may, but are not required to, credit amounts from time to time to the accounts of participants under the SOPP. The amounts credited to each participant’s account vest at the rate of 10% per year of service, commencing after six years of service, counting years of service before the SOPP was established. Accordingly, a participant must have at least 15 years of service to be fully vested under the SOPP. However, a participant’s account under the SOPP becomes fully vested in the event that he or she terminates employment due to death or disability, if the participant attains age 65 while employed by us, or if a change in control occurs (defined as the acquisition by a third party of thirty-three percent (33%) or more of the voting stock, or substantially all of the assets of, Center Bancorp, or a change in the composition of the Board of Directors of Union Center National Bank such that, during any two-year period, a majority of the members of the Board as of the beginning of the period no longer serve on the Board of Union Center National Bank. We carry life insurance on each participant to recover the cost of the benefits payable under the SOPP.

The vested SOPP account of a participant who retires on or after attaining age 65 is payable in ten equal annual installments, unless the participant has made a timely election to receive the account in a single lump sum. A lump sum distribution of the vested account will be paid in the event that a participant terminates employment due to death, due to disability or due to involuntary termination without cause

We also maintain the Union Center National Bank Deferred Compensation Plan for Senior Executives and Directors, or DCP. The DCP is also a nonqualified, unfunded plan, that permits officers of Union Center National Bank at a position of senior vice president or higher, to defer up to 80% of their salary and bonuses, if any, to be earned for the year following the year in which the election is made. Under the DCP, the members of our Board may also elect to defer up to 100% of their Board fees, committee fees and/or annual retainer for the year following the year in which the election is made. Deferrals are credited with an amount equivalent to the effective annual rate of return on Union Center National Bank’s money market fund or a rate of return designated by our Board. Deferrals under the DCP, which are not subject to forfeiture, are payable at termination of a participant’s service or at a date or age specified by the participant at the time a deferral is elected. Participants may elect, at the time a deferral election is made, to have their accounts distributed in either a lump sum or in installments over not more than 15 years. Earlier distributions are not permitted except in the event of a participant’s unforeseeable emergency. No deferrals under the DCP were made by our Named Officers during 2006.

Stock Option Plans

We currently maintain two stock option plans in which our employees participate, our 1999 Employee Stock Incentive Plan and our 1993 Employee Stock Option Plan. Options may no longer be granted under the 1993 Employee Stock Option Plan. We adopted both plans in order to attract and retain qualified officers and employees. Under the 1999 Employee Stock Incentive Plan, our Compensation Committee may grant so-called “incentive stock options” as defined under the Internal Revenue Code, non-qualified stock options and restricted stock awards to our employees, including our officers. Under the 1993 Employee Stock Option Plan, our Compensation Committee was able to grant incentive stock options and non-qualified stock options to our employees, also including our officers.

We initially had 435,153 shares of our Common Stock authorized for issuance under the 1999 Employee Stock Incentive Plan. This number has been adjusted for stock splits and stock dividends. A total of 228,151 shares remained available for grant as of January 1, 2008. All of our 181 employees are eligible to participate in the 1999 Employee Stock Incentive Plan. Future grants under the 1999 Employee Stock Incentive Plan have not yet been determined. No option will be exercisable more than ten years from the date of grant and no option may be granted after April 13, 2009 under our 1999 Employee Stock Incentive Plan.

We initially had 633,194 shares of our Common Stock authorized for issuance under the 1993 Employee Stock Option Plan. This number also has been adjusted for stock splits and stock dividends. All of our employees were eligible to participate in the 1993 Employee Stock Option Plan. No option granted under the 1993 Employee Stock Option Plan is exercisable more than ten years from the date of grant.

The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under our 1999 Employee Stock Incentive Plan, 1993 Employee Stock Option Plan, 1993 Outside Director Stock Option Plan and 2003 Non-Employee Director Stock Option Plan as of December 31, 2007. These plans were our only equity compensation plans in existence as of December 31, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Shareholders	264,355	$6.07 - $15.73	685,159
Equity Compensation Plans Not Approved by Shareholders	-	-	-
Total	264,355	$6.07 - $15.73	685,159

Employment Agreements

John J. Davis

On February 20, 2007, John J. Davis, our former chief executive officer, entered into an amended and restated employment agreement with us that provided for Mr. Davis' continued employment as President and Chief Executive Officer through December 31, 2012, subject to automatic renewal for one-year terms thereafter unless either we or Mr. Davis provides the other with notice of non-renewal. The agreement was effective as of January 1, 2007. Prior to its amendment and restatement, the employment agreement contained renewal provisions that, in effect, assured Mr. Davis of at least three years' notice of termination in the absence of a "Change in Control Event" and five years' notice of termination in connection with a Change in Control Event. A "Change in Control Event" was defined as the acquisition by a third party of a majority of the voting stock or substantially all of the assets of Center Bancorp or Union Center National Bank or a change in the composition of our Board of Directors such that the members of our Board as of January 1, 2007, together with individuals nominated to our Board by unanimous vote of the members of our Board as of January 1, 2007, no longer constitutes a majority of the members of our Board.

In 2007, Mr. Davis' salary was $360,600 per annum. In subsequent years, Mr. Davis was to receive his salary for the immediately preceding 12 month period plus such salary increment as would be determined by the compensation committee of Union Center National Bank's Board of Directors, with reference to our salary guide. The employment agreement also provided that Mr. Davis would receive benefits and perquisites appropriate to his position.

As restated effective as of January 1, 2007, Mr. Davis' employment agreement provided that if Mr. Davis’ employment was terminated without cause or he resigned for “good reason” during the term, he would receive a lump sum payment equal to three times the sum of the annual rate of salary that he was receiving at the time of termination and the largest bonus he received under the AIP. In addition, Mr. Davis was entitled to receive a lump sum payment equal to the difference between the amount of benefits, if any, that he would have accrued under the Pension Plan and the BEP, as well as the amount of additional contributions that would have been made on his behalf by Union Center National Bank under our 401(k) Plan and which he could have earned under the SEP and the SOPP, had his employment continued for a period of three additional years, and any unvested stock options held by Mr. Davis would become fully vested. If Mr. Davis’ employment was terminated without cause or he resigned for “good reason,” we were also required to continue his health, life and long-term care insurance coverage for an additional three years.

Under Mr. Davis’ employment agreement, he had the right to resign for “good reason” within 180 days after a material adverse change in his duties or title, a material breach of the employment agreement by us, or a Change in Control Event.

Mr. Davis retired in August 2007. In connection with the termination of his employment, Mr. Davis received a severance payment of $1,575,995, representing three times his then existing annual salary ($1,081,800), three times his incentive payments ($314,976), his 401(k) match of $19,800, a payment under our SOPP of $69,789 and a SEP payment of $89,630.

In August 2007, Mr. Davis, who ceased to serve on the Boards of Center Bancorp and Union Center National Bank in May 2007, was added to both Boards, where he served until October 31, 2007, when he resigned from both positions. At that time, Center Bancorp repurchased all of Mr. Davis' shares of our common stock as part of our buyback program at an aggregate price of $2,301,460.

Anthony Weagley

On April 4, 2008, Anthony Weagley, our current chief executive officer, entered into an amended and restated employment agreement. The agreement provides for a term that expires on December 31, 2009, without any renewal. However, if a Change in Control Event (as defined) occurs during the term of the agreement, the agreement will automatically extend for a period of three years after that event. The agreement provides for a salary of $225,000 per year, the issuance of $25,000 of stock on December 31, 2008 and 2009, participation in our Achievement Incentive Plan, a car allowance and health and life insurance and benefits under our 401(k) Plan. In the event that Mr. Weagley is terminated without Cause (as defined) or he terminates with "Good Reason", he will be entitled to receive (a) a lump sum severance payment equal to three (3) times the sum of (i) his annual base salary as in effect immediately prior to the termination, (ii) the largest annual cash bonus he ever receives from us (the "Weagley Largest Bonus"), (iii) the amount recorded on his W-2 (for the calendar year preceding the calendar year in which the termination occurs) that is attributable to fringe benefits provided to him by us, and (iv) the maximum matching contribution that could have been made under our 401(k) plan if he had remained employed by us for an additional year following the date of termination; (b) a lump sum payment equal to the excess, if any, of (x) the lump sum present value of the benefit that Mr. Weagley would have been entitled to receive under our tax-qualified defined benefit pension plan (the "Pension Plan") had he continued to be employed by us for an additional three year period following the termination (assuming that he continued during such period to receive a salary equal to the salary in effect on the date of termination and an annual incentive bonus equal to the Weagley Largest Bonus), over (y) the lump sum present value of the benefit that Mr. Weagley is entitled to receive under the Pension Plan as of the date of his termination of employment; (c) in certain circumstances, COBRA coverage for eighteen months; (d) continued life insurance coverage for three years, and (e) acceleration of all unvested stock options. Substantially all of the payments and benefits are conditioned upon Mr. Weagley's execution, delivery and non-revocation of a general release in favor of Center Bancorp and related parties.

Lori Wunder and John McGowan

Lori A. Wunder and John F. McGowan each entered into employment agreements with us that were substantially similar to Mr. Davis' employment agreement. Those agreements were amended and restated effective as of January 1, 2007. As amended and restated as of January 1, 2007, each of their employment agreements provided for an initial term that expired on December 31, 2009. Each agreement contained renewal provisions that, in effect, assured the executive of at least two years' notice of termination in the absence of a Change in Control Event and three years' notice of termination in connection with a Change in Control Event. On December 3, 2007, Ms. Wunder and Mr. McGowan agreed to amendments to their employment agreements. The amended agreement provides for a term that expires on December 31, 2009, without any renewal. However, if a Change in Control Event (as defined in substantially the same manner as reflected above) occurs during the term of the agreement, the agreement will automatically extend for a period of three years after that event.

Effective January 1, 2008, we are no longer obligated to provide Ms. Wunder or Mr. McGowan with automobiles. Under the December 3, 2007 amendments, we are obligated to provide Ms. Wunder with an expense reimbursement of forty-four cents per mile based on a daily mileage log for Bank business and to provide Mr. McGowan with an automobile expense reimbursement of $600 per month and thirty cents per mile based upon a daily mileage log for Bank business. Title to the automobiles then being driven by and in the possession of each of Ms. Wunder and Mr. McGowan were transferred from the Bank to the respective employee without additional payment by the employee. The amended employment agreements require us to provide Ms. Wunder and Mr. McGowan with life insurance, short and long-term disability insurance health insurance, pension benefits and benefits under the Bank's 401(k) Plan to the extent that such benefits were provided on December 3, 2007, together with any benefit enhancements that may be added to such plans in the future. The monetary amount of such benefits received by each employee shall be in accordance with the terms and conditions of such plans.

Mr. McGowan resigned his position in January 2008. As a result of his resignation, no severance was paid under his employment agreement.

If the employment of Ms. Wunder is terminated without cause or if she resigns for “good reason” (defined in the same manner as Mr. Davis’ employment agreement) during the term, she will receive a lump sum payment equal to two times (three times if the termination is in connection with a Change in Control Event) the sum of the annual rate of salary that she was receiving at the time of termination and the largest bonus she received under the AIP. In addition, she will receive a lump sum payment equal to the difference between the amount of benefits, if any, that she would have accrued under our Pension Plan, as well as the amount of additional contributions that we would have made on her behalf under our 401(k) Plan and the amount she would have earned under the SOPP, had her employment continued for a period of two additional years (three years if the termination is in connection with a Change in Control Event). Further, any unvested stock options held by Ms. Wunder will become fully vested and we will continue health, life and long-term care insurance coverage for the executive for an additional two years (or three years if the termination is in connection with a Change in Control Event.

Christopher Gorey

Effective as of January 1, 2007, we entered into a change in control agreement with Christopher M. Gorey. The agreement provided for a term expiring on December 31, 2009. Initially, Mr. Gorey’s agreement was subject to renewal provisions that, in effect, assured Mr. Gorey of at least twelve months’ notice of termination of the agreement. The change in control agreement automatically terminates if Mr. Gorey’s employment is terminated prior to a Change in Control Event. Mr. Gorey has the right under the change in control agreement to resign with "good reason," which is defined to mean a resignation by Mr. Gorey within 180 days after the occurrence of a Change in Control Event (defined in the same manner as under the employment agreements described above). Upon termination for good reason, Mr. Gorey is entitled under the change in control agreement to: (a) a lump sum severance payment equal to three (3) times the sum of (i) his annual base salary as in effect immediately prior to the termination, (ii) the largest annual cash bonus he ever received from us, (iii) the amount recorded on his W-2 (for the calendar year preceding the calendar year in which the termination occurs) that is attributable to fringe benefits provided to him by us, (iv) the annual premium of his long-term care policy as in effect immediately preceding the termination to the extent such amount is not recorded on his W-2 as attributable to fringe benefits, and (v) the maximum matching contribution that could have been made under our 401(k) plan if he had remained employed by us for an additional year following the date of termination; (b) a lump sum payment equal to the difference between the amount of benefits, if any, that he would have accrued under our Pension Plan had his employment continued for a period of three additional years; (c) subsidized COBRA coverage for 18 months; (d) continued life insurance coverage for three years, and (e) acceleration of all unvested stock options. The payments and benefits are conditioned upon Mr. Gorey's execution, delivery and non-revocation of a general release in favor of us and related parties. Mr. Gorey is entitled to comparable benefits if we were to terminate his employment without "cause" upon, or within twelve months following, a Change in Control Event.

Mr. Gorey's agreement was amended on December 3, 2007. Pursuant to the amendment, the agreement will terminate on December 31, 2009 and will not renew thereafter.. Notwithstanding the foregoing, if a "Change in Control Event" occurs at any time prior to December 31, 2009, then the term of the change in control agreement shall automatically be extended for a period of one year from the date of such Change in Control Event.

Richard Abrahamian

On April 15, 2008, we entered into a change in control agreement with Richard Abrahamian, our new chief financial officer. The agreement will terminate on February 2, 2010 and will not renew thereafter. Notwithstanding the foregoing, if a "Change in Control Event" occurs at any time prior to February 2, 2010, then the term of the change in control agreement shall automatically be extended for a period of one year from the date of such Change in Control Event.

The change in control agreement permits Mr. Abrahamian to resign with "good reason," which is defined to mean a resignation by Mr. Abrahamian within 180 days after the occurrence of a Change in Control Event (as defined). Upon termination of employment by Mr. Abrahamian for good reason with respect to a Change in Control Event that occurs during the term of the agreement or upon termination of Mr. Abrahamian's employment by us without cause (as defined) within one year after a Change in Control Event, Mr. Abrahamian is entitled to: (a) a lump sum severance payment equal to three (3) times the sum of (i) his annual base salary as in effect immediately prior to the termination, (ii) the largest annual cash bonus he ever receives from us (the "Largest Bonus"), (iii) the amount recorded on his W-2 (for the calendar year preceding the calendar year in which the termination occurs) that is attributable to fringe benefits provided to him by us, and (iv) the maximum matching contribution that could have been made under our 401(k) plan if he had remained employed by us for an additional year following the date of termination; (b) a lump sum payment equal to the excess, if any, of (x) the lump sum present value of the benefit that Mr. Abrahamian would have been entitled to receive under our Pension Plan had he continued to be employed by us for an additional three year period following the termination (assuming that he continued during such period to receive a salary equal to the salary in effect on the date of termination and an annual incentive bonus equal to the Largest Bonus), over (y) the lump sum present value of the benefit that Mr. Abrahamian is entitled to receive under the Pension Plan as of the date of his termination of employment; (c) in certain circumstances, COBRA coverage for eighteen months; (d) continued life insurance coverage for three years, and (e) acceleration of all unvested stock options. Substantially all of the payments and benefits are conditioned upon Mr. Abrahamian's execution, delivery and non-revocation of a general release in favor of Center Bancorp and related parties.

General

Each of the employment agreements for Mr. Davis, Ms. Wunder, and Mr. McGowan, and the change in control agreement with Mr. Gorey, contain or contained "gross up" provisions which provide for additional payments in the event that any amounts payable or benefits provided to them pursuant to their employment or change in control agreements are subject to certain excise taxes imposed by Section 4999 of the Internal Revenue Code. Mr. Abrahamian's agreement and Mr. Weagley's agreement provide for a reduction in benefits if necessary to assure that the compensation payable thereunder is not subject to such excise taxes.

If Mr. Weagley, Ms. Wunder, Mr. McGowan and Mr. Gorey were to terminate employment in connection with a Change in Control Event, based upon their compensation for 2007, the estimated amounts that Mr. Weagley, Ms. Wunder and Mr. McGowan would have been entitled to under their respective amended and restated employment agreements, and the estimated amount that Mr. Gorey would have been entitled to under his amended and restated change in control agreement, would have been approximately the following: for Mr. Weagley: $909,000; for Ms. Wunder: $539,000; for Mr. McGowan: $493,000; and for Mr. Gorey: $404,000. These amounts exclude the payment of medical benefits for a period of 18 months after the Change in Control Amount.

Compensation of Directors

The following table sets forth certain information regarding the compensation we paid to our directors during that portion of 2007 in which they served on our Board. Certain members of the Board named below served on our Board for only a portion of 2007. Messrs. Seidman, Schechter and Vanaria were newly elected to the Board in May 2007 Messrs. Kein and Schroeder ceased serving on the Board in May 2007, Mr. Battiato ceased serving on the Board in August 2007 and Mr. LaMont ceased serving on the Board in November 2007. Mr. Davis served on the Board from January 2007 through May 2007 (during which period he was also our Chief Executive Officer) and from August 2007 (after his resignation as Chief Executive Officer) through October 2007. Mr. Davis did not receive any compensation with respect to his Board service from August through October 2007.

None of our directors received stock awards during 2007 or any compensation under any non-equity incentive plan.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($) (g)
Alexander Bol	33,000	15,077	3,676	1,636	53,389

Hugo Barth, III	23,200	15,077	4,618	2,721	45,616

Kenneth W. Battiato	16,000	—	—	—	16,000

Brenda Curtis	23,200	15,077	6,782	2,256	47,315

Donald G. Kein	14,200	(6,914)	Retired	2,342	9,628

James J. Kennedy	23,000	15,077	1,728	1,119	40,924

John DeLaney	23,200	3,281	1,773	1,412	29,666

Paul Lomakin, Jr.	18,700	15,077	(1,887)	4,838	36,728

Stephen J. LaMont	21,100	3,281	1,978	3,737	30,096

Eugene V. Malinowski	20,300	15,077	3,378	2,658	41,413

Herbert Schiller	21,400	15,077	(1,598)	—	36,477

Norman F. Schroeder	14,200	(6,914)	651	706	8,643

Harold Schechter	10,683	—	848	—	11,531

Lawrence Seidman	12,783	—	1,093	—	13,876

William Thompson	23,200	15,077	1,440	1,033	40,750

Raymond Vanaria	11,883	—	1,057	—	12,940

In the table above:

•
when we refer to “Fees Earned or Paid in Cash” in column "b", we are referring to all cash fees that we paid or were accrued in 2007, including annual retainer fees, committee and /or chairmanship fees and meeting fees;

•	when we refer to “option awards” in column "d", we are referring to the dollar amount recognized by us for financial statement purposes in accordance with FAS 123R;

•	the grant date fair value for each of the option awards made to our directors during 2007 was $6.48 per share;

•
the aggregate number of option awards outstanding for each director at December 31, 2007 were for Mr. Barth, 5,085 shares; Mr. Battiato, 0 shares; Mr. Bol, 868 shares; Ms. Curtis, 5,085 shares; Mr. Davis, 0 shares; Mr. DeLaney, 0 shares; Mr. Kein, 0 shares; Mr. Kennedy, 44,975 shares; Mr. LaMont, 0 shares; Mr. Lomakin, 5,085 shares; Mr. Malinowski, 0 shares; Mr. Schiller, 5,085 shares; Mr. Schechter, 0 shares; Mr. Schroeder, 0 shares; Mr. Seidman, 0 shares; Mr. Thompson, 5,085 shares; and Mr. Vanaria, 0 shares;

•
when we refer to “Change in Pension Value and Nonqualified Deferred Compensation Earnings”, we are referring to the aggregate change in the present value of each director’s accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2006 year-end financial statements to the measurement date used for preparing our 2007 year-end financial statements; for our directors, such amounts were: Mr. Barth, $4,618; Mr. Battiato, $0; Mr. Bol, $3,676; Ms. Curtis, $6,782; Mr. Davis, $0; Mr. DeLaney, $1,773; Mr. Kein, $0; Mr. Kennedy, $1,728; Mr. LaMont, $1,978; Mr. Lomakin, $(1,887); Mr. Malinowski, $3,378; Mr. Schiller, $(1,598);Mr. Schechter, $848 Mr. Schroeder, $651; Mr. Seidman, $1,093;Mr. Thompson, $1,440; and Mr. Vanaria, $1,057;

•	“all other compensation” in column "f" refers to the amount of premiums that we paid during 2007 for long-term care insurance for each director; and

•	the directors did not receive any nonqualified deferred compensation earnings during 2007.

The table above does not include fees paid during 2007 to Mr. Bol’s architectural firm (less than $40,000 during 2007), Mr. DeLaney's law firm (less than $15,000 during 2007), Mr. Kein’s law firm (less than $85,000 during 2007) or Mr. Schroeder’s construction services firm (less than $70,000 during 2007).

Two of our directors — Messrs. Kent and Kramer — were first elected to the Board on February 28, 2008 and thus are not included in the table presented above, which solely reflects compensation during 2007.

1993 Outside Director Stock Option Plan

Our 1993 Outside Director Stock Option Plan was adopted in order to attract and retain qualified directors. Pursuant to our 1993 Outside Director Stock Option Plan, directors Hugo Barth, Alexander A. Bol, Brenda Curtis, Donald G. Kein, James J. Kennedy, Paul Lomakin, Jr., Eugene V. Malinowski, Herbert Schiller, Norman F. Schroeder and William A. Thompson received a one-time stock option covering 36,181 shares of Common Stock (as adjusted for stock splits and stock dividends). These options become exercisable in three installments, commencing one year after the date of grant, at a per share exercise price equal to the fair market value of one share of our common stock on the date of grant. Such options may not be exercised more than ten years after their date of grant. No options were permitted to be granted under our 1993 Outside Director Stock Option Plan after November 17, 2003.

We initially had 569,876 shares of our common stock authorized for issuance under our 1993 Outside Director Stock Option Plan (as adjusted for stock splits and stock dividends). All directors other than John J. Davis were eligible to participate in our 1993 Outside Director Stock Option Plan.

2003 Non-Employee Director Stock Option Plan

Our 2003 Non-Employee Director Stock Option Plan was adopted in order to attract and retain qualified directors. Our 2003 Non-Employee Director Stock Option Plan initially provided that on June 1 of each year, directors who served continuously on our Board during the twelve months immediately preceding such date and who were not employed by us or any of our subsidiaries during that twelve month period would be granted a stock option covering 3,000 shares of common stock. These options will vest over a four year period, subject to acceleration in certain instances. For an eligible director who remained on our Board for the first five years of our 2003 Non-Employee Director Stock Option Plan, the operation of the Plan as initially adopted would be as follows:

Date	Effect

June 1, 2004	An option covering 3,000 shares is granted; we will refer to this option as "Option A"; no shares are purchasable under Option A.

June 1, 2005	An option covering 3,000 shares is granted; we will refer to this option as "Option B"); 750 shares are purchasable under Option A; and no shares are purchasable under Option B.

June 1, 2006
An option covering 3,000 shares is granted; we will refer to this option as "Option C"; 1,500 shares are purchasable under Option A; 750 shares are purchasable under Option B; and no shares are purchasable under Option C.

June 1, 2007
An option covering 3,000 shares is granted; we will refer to this option as "Option D"; 2, 250 shares are purchasable under Option A; 1,500 shares are purchasable under Option B; 750 shares are purchasable under Option C; and no shares are purchasable under Option D.

June 1, 2008
An option covering 3,000 shares is granted; we will refer to this option as "Option E"; 3,000 shares are purchasable under Option A; 2,250 shares are purchasable under Option B; 1,500 shares are purchasable under Option C; 750 shares are purchasable under Option D; and no shares are purchasable under Option E.

During 2004, 2005, 2006 and 2007, after giving effect to stock splits and stock dividends, we granted options covering 3,308, 3,473, 3,473 and 3,473 shares, respectively, to each member of our Board, other than John J. Davis, pursuant to our 2003 Non-Employee Director Stock Option Plan. On February 28, 2008, our Board adopted amendments to the 2003 Non-Employee Director Stock Option Plan providing that options covering 3,473 shares would be granted on March 1 of each year, commencing March 1, 2008, to directors who served continuously on our Board during the six months immediately preceding such date and who were not employed by us or any of our subsidiaries during that six month period.

Three quarters of the options granted in 2004, one half of the options granted in 2005, one quarter of the options granted in 2006 and none of the options granted in 2007 will be exercisable on or before April 29, 2008. We initially had 551,250 shares of our common stock authorized for issuance under our 2003 Non-Employee Director Stock Option Plan (as adjusted for stock splits and stock dividends) and 457,007 shares remained available for grant as of January 1, 2008.

There are no fees paid to any director of Center Bancorp for any meeting of the Center Bancorp Board of Directors. The chairman of the Audit Committee and the chairman of the Compensation Committee receive $500 for each committee meeting attended. Members of the Audit Committee and the Compensation Committee receive $300 for each committee meeting attended. Alexander A. Bol, Chairman of the Board of Union Center National Bank, receives a $15,000 annual retainer and $900 for each meeting of Union Center National Bank’s Board that he attends. All other directors of Union Center National Bank who are not officers of that Bank receive a $7,000 annual retainer and $900 for each meeting of the Union Center National Bank Board that they attend.

Under the Union Center National Bank Directors' Retirement Plan, or "Directors' Retirement Plan”, in effect since July 1, 1998, each non-employee member of the Board who completes at least 15 years of service as a member of the Board (including service on the Board prior to July 1, 1998), and who retires from the Board after having attained age 70, will be paid an annual retirement benefit of $8,500, payable monthly, commencing on his or her date of retirement and continuing for 180 payments. In the event that a director dies before receiving his or her entire benefit, the balance of such benefit will continue to be paid to the director's surviving spouse until the earlier of such spouse's death or the payment of all 180 such monthly installments. We have established a trust to set aside funds to help meet our obligations under the Directors' Retirement Plan. While the assets of the trust will generally be used to pay benefits to participants and beneficiaries of the Directors' Retirement Plan in accordance with the terms of the Directors' Retirement Plan, the assets of the trust are subject to the claims of our general creditors in certain circumstances.

No deferrals were made by any of our directors during 2006 under our Union Center National Bank Deferred Compensation Plan for Senior Executives and Directors, or DCP, described previously in this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Hugo Barth III, Alexander A. Bol, Brenda Curtis, John J. DeLaney and William A. Thompson. Of the persons named, only Mr. Bol has served as an officer and/or employee of Center Bancorp or Union Center National Bank. Mr. Weagley participates in determinations regarding compensation of all employees other than himself.

Directors and former directors Hugo Barth III, Kenneth W. Battiato, Alexander A. Bol, Brenda Curtis, John J. DeLaney, Jr., John J. Davis, Donald G. Kein, James J. Kennedy, Stephen J. LaMont, Paul Lomakin, Jr., Eugene V. Malinowski, Herbert Schiller, Norman F. Schroeder and William A. Thompson and certain of our officers and their associates are and have been customers of Union Center National Bank and have had loan transactions with Union Center National Bank in the ordinary course of business during 2007. All such transactions with these directors and officers and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time of such transactions for comparable persons not related to us or Union Center National Bank and did not involve more than a normal risk of collectibility or present other unfavorable features.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Disclosure and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Disclosure and Analysis” be included in this proxy statement.

Hugo Barth III
Alexander A. Bol
Brenda Curtis
John J. DeLaney
William A. Thompson

Other Compensation Committee Matters

Charter. Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee’s charter was attached to last year's proxy statement as Annex A; the charter is not presently included on our Web site.

Authority, Processes and Procedures. Our Compensation Committee is responsible for administering our employee benefit plans, for establishing the compensation of our president and chief executive officer and for recommending to the Board the compensation of our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Davis participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants. Our Compensation Committee is entitled to engage compensation consultants to assist it in carrying out its duties. In prior years, compensation consultants have provided recommendations regarding the forms and amounts of compensation of our president and chief executive officer as well as our other executive officers, including salary levels, bonus amounts and related performance targets, equity awards and long-term compensation arrangements. The Committee has also retained consulting firms to provide comparisons of our compensation practices to those of comparable financial institutions. However, the Compensation Committee did not utilize the services of consultants during 2007.

Audit Committee Matters

Charter. Our Board of Directors has established a separately-designated standing Audit Committee in accordance with Section 3(a0(58)(A) of the Securities Exchange Act of 1934. Our Board of Directors has defined the duties of its Audit Committee in a charter. We attached a copy of the charter to last year's proxy statement as Annex B; the charter is not presently included on our Web site.

Independence of Audit Committee Members. Our Common Stock is listed on the Nasdaq National Market and Center Bancorp is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace Rules and under the SEC's Rule 10A-3.

Audit Committee Financial Expert. Our Board of Directors has determined that one of the members of the Audit Committee, Raymond Vanaria, constitutes an "audit committee financial expert", as such term is defined by the SEC. As noted above, Mr. Vanaria - as well as the other members of the Audit Committee - has been determined to be "independent".

Audit Committee Report. In connection with the preparation and filing of Center Bancorp's Annual Report on Form 10-K for the year ended December 31, 2007:

(1) the Audit Committee reviewed and discussed the audited financial statements with our management;

(2) the Audit Committee discussed with our independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended;

(3) the Audit Committee received the written disclosures and the letter from our independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with our independent auditors their independence; and

(4) based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

By: The Audit Committee of the Board of Directors

James J. Kennedy
Elliot Kramer
Harold Schechter
William Thompson
Raymond Vanaria

Accounting Fees and Other Accounting Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by our principal independent accountant is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

Audit Fees. Audit fees billed or expected to be billed to us by our principal independent accountant for the audit of the financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2006 and 2007, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q during 2006 and 2007, totaled $210,867 and $234,363, respectively.

Audit-Related Fees. We were not billed by our principal independent accountant for assurance and related services during the fiscal year ended December 31, 2006. A total of $15,712 in Audit-related fees was billed for fiscal year 2007. Such services are defined as services which are reasonably related to the performance of the audit or review of our financial statements but are not reported under the immediately preceding paragraph.

Tax Fees. We were billed an aggregate of $7,916 and $41,025 by our principal independent accountant for the fiscal years ended December 31, 2006 and 2007, respectively, for tax services, principally representing advice regarding the preparation of income tax returns

All Other Fees. We were billed $0 and $0 by our principal independent accountant for the fiscal years ended December 31, 2006 and 2007, respectively, for all services not covered in the immediately three preceding paragraphs.

Other Matters. The Audit Committee has determined that the provision of all services provided by our principal independent accountant during the years ended December 31, 2006 and December 31, 2007 is compatible with maintaining the independence of our principal independent accountant.

KPMG LLP was our principal independent accountant during 2005 and through May 5 of 2006. Beard Miller Company LLP succeeded KPMG LLP as our principal independent accountant on May 5, 2006. The fees referred to above refer to fees paid to Beard Miller Company LLP for the years ended December 31, 2006 and 2007.

Nominating Committee Matters

Independence of Nominating Committee Members. All members of the Nominating Committee of our Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace rules.

Procedures for Considering Nominations Made by Shareholders. The Nominating Committee's charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to our corporate Secretary at the principal executive offices of Center Bancorp not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a reputation, in one or more of the communities serviced by Center Bancorp and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and

•
must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee's capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating Committee's charter provides that there will be no differences in the manner in which the nominating committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating Committee by the proponent;

•	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating Committee shall determine to be relevant.
Third Party Recommendations. In connection with the 2008 Annual Meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of our common stock for at least one year.

Charter. Our Board of Directors has defined the duties of its Nominating Committee in a charter. A copy of the Nominating Committee’s charter was attached to last year's proxy statement as Annex C; the charter is not presently included on our Web site.

Code of Ethics

We are required to disclose whether we have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. We have adopted such a code of ethics and have posted a copy of the code on our internet website at the internet address: http://www.ucnb.com. Copies of the code may be obtained free of charge from our website at the above internet address.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons holding more than 10% of a registered class of the equity securities of Center Bancorp to file with the SEC and to provide us with initial reports of ownership, reports of changes in ownership and annual reports of ownership of our common stock and other equity securities. As a result of the adoption of the Sarbanes-Oxley Act of 2002, the reporting obligations with respect to certain transactions were accelerated to 48 business hours after the transaction. Based solely upon a review of such reports furnished to us, we believe that all such Section 16(a) reports were timely filed with respect to the year ended December 31, 2007, except that directors Harold Schechter, Lawrence Seidman and Raymond Vanaria, having first been elected to our Board in May 2007 after a contested election, filed their initial statements of beneficial ownership nine or ten days late, and director Herbert Schiller (who will cease to serve on our Board upon consummation of this year's Annual Meeting) did not report the purchase of 20,000 shares (effected over a four day period in December 2007) until February 21, 2008, when the failure to file the necessary report was identified.

APPROVAL OF AN AMENDMENT TO CENTER BANCORP'S CERTIFICATE OF
INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS

Center Bancorp’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class having a three-year term. In January 2008, the Board of Directors adopted, subject to stockholder approval, amendments to revise Article Twelfth of the Certificate of Incorporation to eliminate the classified Board of Directors. The proposal would allow for the annual election of directors in the manner described below. The Board of Directors has set the current number of directors at 11. The proposal would not change the present number of directors and the Board of Directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

Background of Proposal

      Classified or staggered boards have been widely adopted and have a long history in corporate law. Proponents of classified boards assert that they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence. Proponents of a classified structure for the election of directors also believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always has prior experience as directors of the company. Proponents further assert that classified boards may enhance stockholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.

      Alternatively, some investors view classified boards as having the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert that a classified structure for the election of directors may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees and therefore may erode stockholder value.

      Center Bancorp's Board of Directors has considered carefully the advantages and disadvantages of maintaining a classified board structure. The Board has decided that it is an appropriate time to propose eliminating the classified Board. This determination by the Board furthers its goal of ensuring that the Company’s corporate governance policies maximize management accountability to stockholders and would, if adopted, allow stockholders the opportunity each year to register their views on the performance of the entire Board of Directors. Accordingly, the Board, after full review and deliberation, has determined that eliminating the classified Board is in the best interests of the Company and its stockholders.

The elimination of the classified board requires an amendment to Center Bancorp's Certificate of Incorporation. If this proposal is approved by the stockholders, the terms of the nominees for election at the 2008 Annual Meeting would expire at the 2009 annual meeting of stockholders, but the terms of the two other classes of directors would not be shortened. Those directors whose terms expire at the 2009 annual meeting of stockholders will similarly be elected for a one-year term to expire in 2010. Beginning with the 2010 annual meeting, all directors would be elected for one-year terms at each annual meeting. If the proposal is not approved, the directors elected at this year's annual meeting will be elected for three year terms.

The amendment to the Certificate of Incorporation to implement this proposal is substantially set forth in Annex A. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Department of the Treasury of the State of New Jersey containing substantially the language of this amendment, which the Company would do promptly after the annual meeting. At such time, the Board would consider amendments to the Company’s Bylaws that would make the Bylaws consistent with the proposed amendment to eliminate the classified Board.

Required Vote and Board of Directors Recommendation

 Approval of this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting by shareholders represented and entitled to vote at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present, but will have no affect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD.

INDEPENDENT PUBLIC AUDITORS

The Audit Committee of our Board of Directors has appointed Beard Miller Company LLP, or Beard Miller, to perform the function of independent public auditors for the year ending December 31, 2008. Representatives of Beard Miller are expected to attend our annual meeting and will be available to respond to appropriate questions of shareholders. Such representatives will have an opportunity to make a statement at the annual meeting if they so desire.

On May 5, 2006, the Audit Committee of our Board of Directors approved the dismissal of KPMG LLP, or KPMG, as our principal accountants and appointed Beard Miller as our principal accountants.

During the years ended December 31, 2004 and 2005, and during the subsequent period through the date on which we reported this matter in a Current Report on Form 8-K, there were:

•
no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreements in connection with KPMG’s report on our financial statements for the years ended December 31, 2004 and 2005; and

•
other than with respect to the material weakness described below, no “reportable events” (as defined in Item 304(a)(v) of regulation S-K). Further, the audit reports of KPMG on the consolidated financial statements of Center Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

KPMG’s audit report on the consolidated financial statements of Center Bancorp, Inc. and subsidiary as of and for the years ended December 31, 2005 and 2004 contained the following statement:

“We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Center Bancorp, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 8, 2006 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.”

In connection with its preparation of our consolidated financial statements as of and for the years ended December 31, 2005 and 2004, we identified a material weakness in internal control over financial reporting as of December 31, 2005 related to accounting for income taxes. Specifically, we did not employ an adequate number of skilled personnel in our tax department to prepare the reconciliation of internal tax schedules to the general ledger and supporting documentation in a timely manner, and there was inadequate and ineffective analysis and management review of the relevant documentation supporting the deferred tax accounts related to the accounting for an acquisition of a business. As a result, material misstatements were identified in our deferred tax assets and liabilities and income tax expense accounts. Further, there was more than a remote likelihood that a material misstatement of our interim or annual financial statements would not be prevented or detected. The Audit Committee discussed this material weakness with KPMG. KPMG was authorized by us to fully respond to the inquiries of Beard Miller concerning the material weakness.

We requested KPMG to furnish a letter, pursuant to Item 304(a)(3) of the SEC’s Regulation S-K, addressed to the SEC, stating whether it agrees with the above statements. We filed a copy of that letter with the SEC on May 17, 2006.

During the years ended December 31, 2005 and 2004, and during the subsequent period through the date on which we reported this matter in a Current Report on Form 8-K, we did not consult with Beard Miller regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements or any of the matters or events set forth in Item 304(a)(2)(ii) of the SEC’s Regulation S-K.

SHAREHOLDER MATTERS

If a shareholder intends to present a proposal at our 2009 Annual Meeting of shareholders, the proposal must be received by us at our principal executive offices not later than [________] in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by [______] in order for the proposal to be considered at our 2009 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting. For a description of procedures for nominations to be submitted by shareholders, see “Nominating Committee Matters.”

Our Board has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Chairman of the Board of Center Bancorp and should be sent to such individual c/o Center Bancorp, Inc., 2455 Morris Avenue, Union, New Jersey 07083. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board, upon the Chairman's receipt of such a communication, our corporate Secretary will send a copy of such communication to each member of our Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of our Board held more than two days after such communication has been distributed, our Board will consider the substance of any such communication.

Our Board members are encouraged, but not required by any specific Board policy, to attend Center Bancorp’s annual meeting of shareholders. All of the members of our Board attended our 2007 annual meeting of shareholders.

OTHER MATTERS

Our Board is not aware that any other matters are to be presented for action, but if any other matters properly come before the Annual Meeting, or any adjournments thereof, the holder of any proxy is authorized to vote thereon at his or her discretion.

A copy of the Annual Report of Center Bancorp and Union Center National Bank for the year ended December 31, 2007 is being mailed to shareholders with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 (EXCLUDING EXHIBITS) WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER MAKING A WRITTEN REQUEST FOR THE SAME TO RICHARD ABRAHAMIAN, CHIEF FINANCIAL OFFICER, CENTER BANCORP, INC., 2455 MORRIS AVENUE, UNION, NEW JERSEY 07083.

By Order of the Board of Directors

Anthony C. Weagley
President and Chief Executive Officer
Dated: April [__], 2008

ANNEX A

[note: the following language is proposed to be inserted in the certificate of incorporation]

Election of Directors. At the 2008 annual meeting of shareholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of shareholders. At the 2009 annual meeting of shareholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of shareholders. At the 2010 annual meeting of shareholders of the Corporation, all directors shall be elected for a term expiring at the 2011 annual meeting of shareholders. At each annual meeting of shareholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareholders

[note: the language quoted above is proposed to replace the following language currently in the certificate of incorporation]

Classification of Directors. The Board of Directors of the Corporation shall be divided into three classes, the respective terms of office of which shall end in successive years. The number of directors in each class shall be specified in the By-Laws and shall be as nearly equal as possible. Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified. At each annual meeting of shareholders the directors of only one class shall be elected, except directors who may be elected to fill vacancies.

CENTER BANCORP, INC.

Proxy For Annual Meeting of Shareholders

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned shareholder of Center Bancorp, Inc., Union, New Jersey, do hereby constitute and appoint A. Richard Abrahamian, Joseph D. Gangemi and Lori A. Wunder, or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead to vote all of the common stock of said corporation standing in my name on its books on April 15, 2008, at the annual meeting of shareholders to be held at the Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey 07083 on May [13], 2008 at 10:00 o'clock a.m. or at any adjournments thereof, with all powers the undersigned would possess if personally present, as shown on the reverse side.

(See Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders - May [13], 2008

CENTER BANCORP, INC.

/ / Please mark your
votes as in this
example.

This proxy is being solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

1. Election of Directors for three year terms ending in 2011 (or one year terms if the shareholders approve the proposed amendment to the Certificate of Incorporation of Center Bancorp).

Nominees: James J. Kennedy, Howard Kent and Elliot I. Kramer

Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

_________________________________________________________

Grant Authority	Withhold Authority
for all nominees	for all nominees
/ /	/ /

2. A proposal to approve an amendment to Center Bancorp's Certificate of Incorporation to eliminate the classified board.

FOR     AGAINST     ABSTAIN
 / /      / /           / /

3. Other Business - Whatever other business may be brought before the meeting or any adjournment thereof.

If any other business is presented at said meeting, this proxy shall be voted in accordance with the recommendations of management. Unless otherwise specified, execution of this proxy will confer authority to the persons named herein as proxies to vote shares in favor of the Board's nominees for directors.

Important: To assure your representation at the meeting, please date, sign and mail this proxy promptly in the envelope provided.

Note: When signing as attorney, executor, administrator, trustee or guardian, please give full titles. If more than one trustee, all should sign. All joint owners should sign.

Signature: ___________________
Signature:___________________
Dated: __________, 2008